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                                                                    Exhibit 11.1

                                 PROSOURCE, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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
                                                 THIRTEEN  WEEKS ENDED      TWENTY-SIX  WEEKS ENDED
                                                   -------------------       -----------------------
                                                  JUNE 28,     JUNE 29,     JUNE 28,        JUNE 29,
                                                    1997         1996         1997            1996
                                                   ------       ------       -------        --------
Net earnings (loss) applicable to common
 stock                                             $   58       $1,243       $(5,956)       $(17,957)
                                                   ======       ======       =======        ========

Weighted average common shares
 outstanding during the period                      9,324        5,321         9,331           5,301

Add:
 Common equivalent shares determined using
 the "Treasury Stock" method representing
 shares issuable upon exercise of stock
 options, warrants and shares issuable under
 contractual agreements, except during
 periods in which they would be antidilutive            3           48            36              --
                                                   ------       ------       -------        --------

Weighted average number of shares used in
 calculation of primary earnings per share          9,327        5,369         9,367           5,301
                                                   ======       ======       =======        ========


Primary earnings per common share                  $  .01       $  .23       $  (.64)       $  (3.39)
                                                   ======       ======       =======        ========
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